Exhibit 99.1

China Industrial Steel, Inc. Reports 2012 Financial Results

Company Remains Profitable for the Year, Earning $0.08 for the Year, $0.04 in the Fourth Quarter

New York, New York – April 2, 2013 – China Industrial Steel, Inc. (the “Company”) today announced its earnings for the year ended December 31, 2012.  The Company, whose shares trade in the U.S. OTC market under the stock symbol "CDNN”, filed its Form 10-K with the Securities and Exchange Commission on April 1, 2013.

Commenting on the results, Liu Shenghong, Chief Executive Officer and Chairman of the Company stated, “I am pleased to report our earnings for 2012. I believe the fourth quarter of 2012 was pivotal for Chinese steel manufacturers in general and China Industrial Steel in particular. Although approximately one-third of steel manufacturers are still operating at a loss, it does seem that prices have bottomed out and demand for steel is trending up as the Government’s efforts to spur economic growth take hold.

Chairman Liu went on to say, “Our ability to remain profitable through the recent global economic crisis is a testament to the expertise and determination of our team and the quality of our products. In 2011 we had the foresight to transition our steel bar production to steel wire production to adapt to changes in market demand. This adjustment helped offset the negative impact of market conditions in early 2012 and contributed to the jump in profitability in the fourth quarter.”

Chairman Liu concluded, “The steel plate, wire and bar that we manufacture today are used primarily in the construction of buildings and in large scale infrastructure projects, such as roads and bridges, all of which are being cultivated by recently announced government stimulus programs. We will continue working to mitigate the effect of market pricing of both raw material and finished products on our financial results through the management of our production mix and systematic shift to specialty steel products. I am confident that these tactics will continue to facilitate our return to solid revenue growth and improved margins.”

Financial Discussion

China Industrial Steel reported total revenues of $649,318,792 in 2012, a decrease of $173,788,250, or 21% compared to $823,107,042 in 2011. Of the decreased revenues, approximately $117 million, or 68% of the decrease was due to a decrease in the average sales price of steel products; $51 million, or 29% of the decrease was due to decrease in the quantity of steel products sold, and $5 million, or 3% was due to the decrease in the revenue of byproducts.

The Company reduced its production of steel plates in 2012 due to lower sales price and lack of market demand. The Company sold 658,425 tons of steel plates in 2012, a decrease of 109,949 tons or 14%, compared to 768,374 tons in 2011. Revenue from steel plates was $335,591,348 in 2012, a decrease of $139,354,856, or 29% compared to $474,946,204 in 2011. The average unit sales price of steel plates was approximately $510 per ton in 2012, a decrease of $108 per ton, or 17%, from $618 in 2011.

In 2011, the Company modified its steel bar production line to produce steel wires to adapt to the market demand which helped offset the negative market impact in 2012. In 2012, revenue from steel wires was $236,557,650, an increase of $115,686,667, or 96%, compared to $120,870,983 in 2011. The Company sold 453,595 metric tons of steel wires, an increase of 256,525 metric tons, or 130%, compared to 197,070 in 2011. However, the increase in sales of steel wires was offset by the decrease in the unit sales price. The average unit sales price of steel wires was approximately $522 per ton in 2012, a decrease of $91 per ton, or 15%, from $613 per ton in 2011.

The following table illustrates the breakdown of the Company’s revenue for the year ended December 31, 2012 and 2011.

	2012		2011
Products	Revenue	Quantity (Ton)	Revenue	Quantity (Ton)
Steel plates	$335,591,348	658,425	$474,946,204	768,374
Steel wires / bars	236,557,650	453,595	120,870,983	197,070
Steel billets	64,888,724	121,559	209,657,073	368,544
Byproducts and others	12,281,070	-	17,632,782	-
Products Total	$649,318,792	1,233,579	$823,107,042	1,333,988

The Company reported net income of $5,934,990 for the year ended December 31, 2012, $3,128,709 of that was earned in the fourth quarter, offsetting the loss reported in the third quarter. Net income was down considerably as compared to 2011, primarily as a result of the decrease in sales price of the Company’s products as discussed above. The average sales price per ton decreased by 15%, 5 percentage points (150%) higher than the 10% decrease in average cost of sales per ton.

CHINA INDUSTRIAL STEEL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AT (AUDITED AND IN US DOLLARS)

	December 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash	$1,710,887	$1,737,495
Bank notes receivable	979,111	2,342,186
Accounts receivables, net	9,639,396	20,862,269
Inventories, net	11,585,277	16,139,936
Advances to suppliers, net	2,372,693	3,215,680
VAT recoverable	32,208,807	21,612,482
Advances to related parties	183,797,203	77,416,285
Other current assets	3,884,342	-
Total Current Assets	246,177,716	143,326,333
Machinery and Equipment, Net	101,450,993	84,410,398
Machinery and Equipment - acquired from related parties, Net	85,471,360	98,514,249
Total Machinery and Equipment, Net	186,922,353	182,924,647
Other Assets:
Restricted cash	5,778,360	5,402,600
Land use rights and buildings under capital leases	4,985,732	5,613,105
Total Other Assets	10,764,092	11,015,705
TOTAL ASSETS	$443,864,161	$337,266,685

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$92,228,161	$23,095,827
Accounts payable - related parties	1,833,558	184,447
Accrued liabilities	3,123,315	2,622,224
Taxes payables	2,427	1,868,886
Bank loans payable	26,034,722	34,640,200
Bank notes payable	5,296,830	3,019,100
Equipment loan payable - related parties - current	2,884,919	11,562,752
Current obligations under capital leases - related parties - current	648,893	597,258
Short term loan payable - related party	802,550	1,747,900
Customer financing	31,620,470	-
Advances from customers	77,275,327	13,257,487
Total Current Liabilities	241,751,172	92,596,081
Long Term Liabilities:
Equipment loan payables - related parties - non current	1,087,952	51,093,694
Obligation under capital leases - related parties - non current	5,669,438	6,254,954
Total Long Term Liabilities	6,757,390	57,348,648
TOTAL LIABILITIES	248,508,562	149,944,729

Stockholders' Equity:
Common stock, $0.0001 par value, 980,000,000 authorized, 73,620,391 and 73,542,058 issued and outstanding at December 31, 2012 and 2011, respectively	7,362	7,354
Paid-in capital	16,417,235	16,299,744
Statutory reserves	6,530,869	6,530,869
Retained earnings	156,124,507	150,189,517
Accumulated other comprehensive income	16,275,626	14,294,472
Total Stockholders' Equity	195,355,599	187,321,956
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$443,864,161	$337,266,685

CHINA INDUSTRIAL STEEL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (IN US DOLLARS)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Revenues
Sales to customers	$623,373,273	$796,011,478
Sales to related parties	25,945,519	27,095,564
Total Revenues	649,318,792	823,107,042
Cost of Revenue
Cost of Revenue - non-related parties	304,795,870	92,311,499
Cost of Revenue - related parties	329,666,806	669,334,535
Total Cost of Revenue	634,462,676	761,646,034
Gross Profit	14,856,116	61,461,008

Selling and General and Administrative Expenses
Selling and General and Administrative Expenses - non-related parties	2,225,060	1,695,836
Selling and General and Administrative Expenses - related parties	1,147,775	804,541
Total Selling and General and Administrative Expenses	3,372,835	2,500,377
Income From Operations	11,483,281	58,960,631
Other Income (Expenses)
Interest income	194,673	67,303
Interest expense - bank and private borrowings	(2,855,244)	(1,505,340)
Interest expense - related parties	(1,705,435)	(4,405,934)
Other income	203,655	117,255
Total Other Income (Expenses)	(4,162,351)	(5,726,716)

Income from operation before income tax	7,320,930	53,233,915
Provision for income tax	1,385,940	7,432,439
Net Income	$5,934,990	$45,801,476
Earnings Per Share - Basic and Diluted	$0.08	$0.62
Weighted Average Shares Outstanding - Basic and Diluted	73,594,852	73,351,698
Other Comprehensive Income:
Foreign currency translation gain	1,981,154	7,753,060
Comprehensive Income	$7,916,144	$53,554,536

About China Industrial Steel, Inc.

China Industrial Steel, Inc., (“CIS” or the “Company”) through its wholly owned subsidiary, Handan Hongri Metallurgy Co., Ltd., produces and sells steel plate and steel bar for domestic and export customers.  The Company currently operates three production lines from its headquarters on approximately 1,000 acres in Handan City in the Hebei Province, China, where steel production is a significant component of the regional economy.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Company contact:
Delong Zhou, CFO China Industrial Steel, Inc.
Phone: (917) 825-2997 Email ir@chinaindustrialsteel.com